SCHEDULE 14C
(RULE 14C-101)
SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

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☒ Preliminary information statement.	☐ Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)) ☐ Definitive information statement.

INOLIFE TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

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Inolife Technologies, Inc.
8601 Six Ford Road,  Suite 400
Raleigh, North Carolina 27615
Tel: 919-676-5334

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

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GENERAL

This Information Statement is being furnished to the stockholders of Inolife Technologies, Inc., a New York corporation (the “Company”), in lieu of an Annual Meeting in connection with a proposal to permit the Company to amend its Articles of Incorporation to effect up to a 1-for-500 reverse stock split of the Common Stock whereby every five hundred shares of Common Stock outstanding will be combined and reduced to one share of Common Stock (the “Reverse Split”).

This Information Statement is being sent in lieu of an annual meeting.  The Company has adopted the Reverse Split by the written consent of stockholders holding a majority of the voting power of the Company.

At a meeting of the Board of Directors held on September __, 2011, all the members of the Company’s Board of Directors approved and recommended that the Reverse Split be accepted.  The Company’s stockholders holding a majority of the voting power of the Company approved the Reverse Split, pursuant to a written consent dated September __, 2011.  The Company anticipates that the effective date of the Reverse Split will occur on September __, 2011 (the “Effective Date”).  If the Proposals were not adopted by written consent, it would have been required to be considered by the Company’s stockholders at a special or annual stockholders’ meeting convened for the specific purpose of approving the Reverse Split.

The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Proposals is authorized by New York corporate law (the “NY Law”) and the Company’s Bylaws, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting.  In order to eliminate the costs and management time involved in holding an annual meeting and in order to effect or ratify the Proposals as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of stockholders holding a majority of the voting power of the Company.

Gary Berthold and Sharon Berthold, who beneficially own in the aggregate 45,013,540 shares of common stock of the Company and 60 shares of Series B Convertible Preferred Stock, representing approximately 60% of the voting power of the Company, gave their written consent to the Reverse Split described in this Information Statement on September __, 2011.  It is proposed that this Information Statement will be first sent to the stockholders on or about September __, 2011.  The record date established by the Company for purposes of determining the number of outstanding shares of common stock of the Company, and thus the voting power, is September __, 2011 (the “Record Date”).

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the NY Law.  No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters’ rights under the NY Law are afforded to the Company’s stockholders as a result of the adoption of the Reverse Split.

OUTSTANDING VOTING STOCK OF THE COMPANY

As of the Record Date, there were 1,432,656,642 shares of Common Stock outstanding and 60 shares of Series B convertible Preferred Stock.  Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to stockholders.  Each holder of Series B Preferred Stock has the right at any time to convert all (but not part) of his shares of Series B Preferred Stock into shares of the Company’s common stock such that each share of the Series B Preferred Stock shall convert into that number of fully paid and non-assessable shares of Common Stock as shall be 1% of the Company’s common stock on a fully diluted basis on the date of conversion (whereby in the event all of the Series B Preferred Stock is converted, the Company shall issue that number of fully paid and non-assessable shares of Common Stock as shall be 60% of the Company’s common stock).  The shares of Series B Preferred votes together with the Company’s Common Stock, except as otherwise required by law.  Gary Berthold and Sharon Berthold have voted an aggregate 45,013,540 shares of Common Stock and 60 shares of Series B Preferred Stock in favor of the Reverse Split.

The following table sets forth certain information regarding the Company's Common Stock beneficially owned on the Record Date by:  (1) each shareholder known by the Company to be the beneficial owner of five (5%) percent or more of the Company's outstanding common stock, (2) each of the Company's executive officers and directors, and (3) all executive officers and directors as a group.  Unless otherwise disclosed, the address for the shareholders below is 8601 Six Forks Road, Suite 400, Raleigh, North Carolina 27615.  Applicable percentage ownership is based on 1,432,656,642 shares of common stock outstanding as the Record Date, together with securities exercisable or convertible into shares of common stock within 60 days of the Record Date for each stockholder. Shares of common stock that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Common Stock
Gary Berthold	45,013,540	(1)	60.1	%(1)
Sharon Berthold	45,013,540	(1)	60.1	%(1)

All officers and directors as a group (2 persons)	45,513,540		60.1%

* Less than 1%

(1)
Gary Berthold and Sharon Berthold are married and for purposes hereof are both considered to beneficially own 45,013,540 shares of common stock and 60 shares of Series B Convertible Preferred Stock.  Each holder of Series B Preferred Stock has the right at any time to convert all (but not part) of his shares of Series B Preferred Stock into shares of the Company’s common stock such that each share of the Series B Preferred Stock shall convert into that number of fully paid and non-assessable shares of Common Stock as shall be 1% of the Company’s common stock on a fully diluted basis on the date of conversion (whereby in the event all of the Series B Preferred Stock is converted, the Company shall issue that number of fully paid and non-assessable shares of Common Stock as shall be 60% of the Company’s common stock).  The shares of Series B Preferred votes together with the Company’s Common Stock, except as otherwise required by law.  The number of votes for the Series B Preferred Stock shall be the same number as the amount of shares of Common Stock that would be issued upon conversion.  The Series B Preferred Stock is not entitled to dividends or preference upon liquidation.  The holders have contractually agreed that with certain exceptions, the Preferred Stock is not convertible into common stock for so long as the holder is an officer and director of the Company.

APPROVAL OF REVERSE STOCK SPLIT

General

The Board of Directors and majority shareholders have approved a proposal to amend the Company’s Certificate of Incorporation to effect a 1-for-500 reverse stock split of the Common Stock whereby every five hundred shares of Common Stock outstanding will be combined and reduced to one share of Common Stock (the “Recapitalization”).  Upon implementation of the Recapitalization the outstanding shares of Common Stock will be reduced by a factor of 1-for-500.

In deciding whether to approve the Recapitalization, the Board considered, among other things, (i) market price of our Common Stock, (ii) number of shares that will be outstanding after the split, (iii) stockholders' equity, (iv) shares of Common Stock available for issuance in the future, and (v) nature of our operations.  The Recapitalization will become effective upon filing an Articles of Amendment to our Certificate of Incorporation.  The form of Articles of Amendment to effect the Recapitalization is attached to this Information Statement as Annex A and the following discussion is qualified in its entirety by the full text of the Articles of Amendment.

Purposes of the Recapitalization

The Board believes that an increased stock price may encourage investor interest and improve the marketability and liquidity of our Common Stock.  Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  The Board believes that the anticipated higher market price resulting from the Recapitalization may reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage firms described above.  Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  The Board is hopeful that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.  Also, the reduction in our shares of authorized Common Stock will reduce a market overhang of authorized and unissued shares resulting from the Recapitalization.

Potential Risks of the Recapitalization

There can be no assurance that the bid price of the Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from the Recapitalization.  Accordingly, the total market capitalization of our Common Stock after the proposed Recapitalization may be lower than the total market capitalization before the proposed Recapitalization.

Additionally, the liquidity of our Common Stock could be affected adversely by the reduced number of shares outstanding after the Recapitalization.  Although the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the Recapitalization will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our Common Stock.  Furthermore, the additional authorized, but unissued shares create the potential for additional dilution to existing shareholders, as the Company will have the ability to issue additional shares of common stock.  Additional issuances will decrease the percentage of shares of outstanding common stock held by our existing shareholders.  Any decrease in ownership percentage would also decrease current shareholder voting interests.

Principal Effects Of The Recapitalization

Common Stock

Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act.  The Recapitalization will not affect the registration of our Common Stock under the Exchange Act.

After the effective date of the Recapitalization, each stockholder will own fewer shares of our Common Stock.  However, the Recapitalization will affect all of our stockholders uniformly and will not affect any stockholder's percentage ownership interests in the Company, except to the extent that the Recapitalization results in any of our stockholders owning a fractional share as described below.  Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by the Recapitalization other than as a result of the rounding of fractional shares as described below.  Further, the number of stockholders of record will not be affected by the Recapitalization.

The Recapitalization is likely to result in some stockholders owning “odd-lots” of fewer than 100 shares of Common Stock.  Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares.  In addition, the ratio of shares of Common Stock available for issuance to shares of Common Stock issued and outstanding would increase upon the effectuation of the Recapitalization.  These additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Common Stock.  We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities.  If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted.  Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our Common Stock for such purposes.

This proposal has been prompted solely by the business considerations discussed in the preceding paragraphs.  Nevertheless, the additional shares of Common Stock that would become available for issuance if the Recapitalization is effected could also be used by the Company's management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board.  The Board is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted to thwart any such efforts.

Currently we are authorized to issue a total of 5,010,000,000 shares of capital stock consisting of 5,000,000,000 shares of Common Stock and 10,000,000 shares of preferred stock and have 1,432,656,642 shares of Common Stock issued and outstanding and 60 shares of Series B preferred stock outstanding.  After the Recapitalization 5,000,000,000 shares of Common Stock will remain authorized.  The proposed Recapitalization would reduce the number of shares of Common Stock issued and outstanding as of the Record Date to approximately 2,865,314 shares of Common Stock, with 4,297,971 shares of common stock reserved for issuance upon conversion of 60 shares of Series B preferred Stock.  There are currently no options or warrants to purchase our common stock outstanding.

Convertible Debentures

The Company has issued various convertible debentures to accredited investors with interest rates ranging from 8% to 20%.  The debentures will be automatically adjusted on the effective date.  The debenture holders can convert the principal and accrued but unpaid interest of the debentures into shares of the Company’s common stock. The conversion price per share is 75% of the lowest closing price for the Company’s stock during the 20 trading days prior to notice of conversion from the investor.  As of June 30, 2011, there were $564,992 of convertible notes payables with $368,992 maturing within one year and the remaining portion of $196,000 maturing in two years.

Rounding of Fractional Shares

No fractional shares of Common Stock will be issued as a result of proposed Recapitalization, nor will stockholders who otherwise would be entitled to receive fractional shares receive cash for such fractional shares.  Instead, any fractional shares shall be rounded up to the nearest whole share.

Implementation and Exchange of Stock Certificates

On or after the 20th day following the mailing of this Information Statement and at the discretion of the Board, we will file an amendment to our Certificate of Incorporation with the New York Secretary of State. The Recapitalization will become effective at the time specified in the amendment, which we expect to be the next business day after the filing of the amendment, and which we refer to as the effective date.  As of the effective date of the Recapitalization, each certificate representing shares of our common stock before the Recapitalization would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our common stock resulting from the Recapitalization, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the Company after the effective date until they surrender their old stock certificates for exchange. All shares underlying convertible securities would also be automatically adjusted on the effective date.

Shareholders are not required to take any further actions to affect the exchange of their shares. Each certificate representing shares before the Recapitalization will continue to be valid and will represent the adjusted number of shares based on the ratio of the reverse stock split. Stockholders should not destroy any stock certificate. The Company is not requiring a mandatory exchange of stock certificates. Stockholders may transmit their stock certificates to the Company’s transfer agent, Manhattan Transfer Registrar Company, 57 Eastwood Road, Miller Place, New York  11764 in exchange for a new certificate reflecting the Recapitalization. Service charges may be payable by any holder who chooses to exchange his/her certificate. Stockholders, who determine not to exchange their stock certificate at this time, will receive a new certificate reflecting the Recapitalization upon any future sale or transfer of the Company’s stock to which they are a party.

No Appraisal Rights

In connection with the approval of the Recapitalization, stockholders of the Company will not have a right to dissent and obtain payment for their shares under New York law or our Certificate of Incorporation or bylaws.

Tax Consequences

The following discussion sets forth the material United States federal income tax consequences that management believes will apply to us and our stockholders who are United States holders at the effective time of the Recapitalization.  This discussion does not address the tax consequences of transactions effectuated prior to or after the Recapitalization, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock.  Furthermore, no foreign, state or local tax considerations are addressed herein.  For this purpose, a United States holder is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

No gain or loss should be recognized by a stockholder upon his or her exchange of pre-Recapitalization shares for post-Recapitalization shares.  The aggregate tax basis of the post-Recapitalization shares received in the Recapitalization will be the same as the stockholder's aggregate tax basis in the pre-Recapitalization shares exchanged therefore.  The stockholder's holding period for the post-Recapitalization shares will include the period during which the stockholder held the pre-Recapitalization shares surrendered in the Recapitalization.

We should not recognize any gain or loss as a result of the Recapitalization.

HOLDERS OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECAPITALIZATION, INCLUDING THE APPLICABILITY IN EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders wishing to communicate with the Company's Board as a whole or with certain directors, including committee chairpersons or the Chairman of the Board, individually, may do so by writing the Corporate Secretary at the Company's headquarters at 8601 Six Forks Road, Suite 400, Raleigh, North Carolina 27615.  Each stockholder communication should include an indication of the submitting stockholder's status as a stockholder of the Company and eligibility to submit such communication.  Each such communication will be received for handling by the Corporate Secretary, who will maintain originals of each communication received and provide copies to (i) the Chairman and (ii) any other appropriate committee(s) or director(s) based on the expressed desire of the communicating stockholder and content of the subject communication.  The Corporate Secretary also will coordinate with the Chairman to facilitate a response, if it is believed that a response is appropriate or necessary, to each communication received.  The Board, or a committee the Board designates, will review all stockholder communications received on a periodic basis.  The Board reserves the right to revise this policy in the event that this process is abused, becomes unworkable or otherwise does not efficiently serve the purpose of the policy.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the SEC.  You may inspect and request copies (at prescribed rates) of our reports, proxy statements and other information filed by us at the public reference facilities at the SEC's office at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549, at the SEC's Regional Office at Room 1102, Jacob K. Javits Federal Building, 26 Federal Plaza, New York, NY 10278 and at the SEC's Regional Office at 44 Montgomery Street, Suite 1100, San Francisco, CA 94101.  Our reports, proxy statements and other information can also be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov.

BY ORDER OF THE BOARD OF DIRECTORS

By:	/s/ Gary Berthold
Gary Berthold
Chairman of the Board of Directors

Annex A

CERTIFICATE OF AMENDMENT OF THE
CERTIFICATE OF INCORPORATION OF
INOLIFE TECHNOLOGIES, INC.

The undersigned, being the President of InoLife Technologies, Inc., hereby certifies:

FIRST:  The name of the corporation is InoLife Technologies, Inc.

SECOND:  The Certificate of Incorporation of the corporation was filed by the Department of State of the State of New York on November 12, 1998. The name under which the corporation was formed is Safe Harbour Health Care Properties, Ltd.

THIRD:  Article FOUR of the Corporation’s Certificate of Incorporation shall be amended to include the following:

“On the date of filing of this Articles of Amendment with the Secretary of State of the State of New York, every Five Hundred (500) issued and outstanding shares of the Corporation's previously authorized Common Stock, par value $0.0001 per share (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.0001 (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person of record on _______________, 2011, holding a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. No cash will be paid or distributed as a result of aforementioned reverse stock split of the Corporation’s Common Stock, and no fractional shares will be issued. All fractional shares, which would otherwise be required to be issued as a result of the stock split, will be rounded up to the nearest whole share.”

FOURTH:  The foregoing amendment of the Certificate of Incorporation was authorized by the unanimous written consent of the directors of the Corporation. The foregoing amendment was then authorized, pursuant to Section 803 of the New York Code, by the written consent of the holders of a majority of the shares of the Corporation entitled to vote, and prompt written notice of said action to the shareholders as required by said Section 803.

IN WITNESS WHEREOF, I have subscribed this document on the forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by me and are true and correct.

Dated:  _____________, 2011

Gary Berthold, President